EXHIBIT 10.3

                  EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT

       EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT (the "Agreement"), dated as of April 28, 1996, between RICHFOOD HOLDINGS, INC., a Virginia corporation (the "Company"), and DONALD D. BENNETT (the "Employee").

       WHEREAS, the Board of Directors and the Executive Compensation Committee (the "Committee") of the Board of Directors of the Company expect that the Employee will make substantial contributions to the future growth and prospects of the Company; and

       WHEREAS, the Board and the Committee desire to obtain for the Company the continued services of the Employee; and

       WHEREAS, the Employee desires to continue to be employed by the Company and to remain in the employ of the Company during the term of this Agreement.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:

       1. Definitions. When used in this Agreement, the following terms shall have the meanings specified:

                     (a)   Cause.  "Cause," when referring to a termination of

employment, shall mean: (i) conviction by a court of competent jurisdiction for a felony involving moral turpitude or which brings the Employee into disrepute or causes material harm to the Company; (ii) breach of any material obligation to the Company under any material agreement concerning any term of employment; or (iii) willful or gross neglect of duties to the Company, which neglect is not corrected within 30 days after notice from the Company, or willful or gross misconduct in the performance of such duties. All determinations as to whether termination is for Cause shall be made in good faith by the Board of Directors of the Company and shall be binding on the parties hereto.

                     (b)   Change in Control.  A "Change in Control" of the

Company shall be deemed to have occurred if: (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the aggregate voting power of all classes of the Company's then outstanding voting securities; or (ii) the shareholders of the Company approve (A) a plan of merger, consolidation or share exchange between the Company and an entity other than a direct or indirect wholly-owned subsidiary of the Company, or (B) a proposal with respect to the sale, lease, exchange or other disposal of all, or substantially all, of the Company's property.

                     (c)   Disability.  "Disability" shall mean a condition,

determined on the basis of medical evidence satisfactory to a physician designated by the Board of Directors of the Company, rendering the Employee, due to bodily injury or disease or mental illness, unable to perform the duties pertaining to his employment with the Company on a full-time basis for 180 consecutive days.

                     (d)   Pre-Tax FIFO Earnings.  The Company's "Pre-Tax FIFO

Earnings" for any fiscal year shall be deemed to be the Company's consolidated earnings before provision for income taxes as reflected on the Company's audited consolidated Statement of Operations for such fiscal year, as adjusted by valuing inventories using the first-in, first-out method; provided, however, that in calculating Pre-Tax FIFO Earnings for purposes of this Agreement, the Board of Directors of the Company may, at its option, exclude any non-recurring or extraordinary items affecting the Company's earnings for such period.

       2. Term. This Agreement shall continue in full force and effect through December 31, 1998.

       3. Employment; Consulting Agreement; Election to the Board of Directors. (a) The Company agrees to employ the Employee as: (i) its Chairman of the Board and Chief Executive Officer through December 31, 1996; and (ii) as its Chairman of the Board from January 1, 1997, through December 31, 1998, in each case with a job description, responsibilities and duties commensurate with his position; provided, however, that the Company may terminate the Employee's employment hereunder at any time, subject to the provisions of Sections 5, 6, 7 and 8 hereof (it being expressly understood that this Agreement is not intended to alter the at-will nature of the Company's employment of the Employee). In consideration of the Company's obligations under this Agreement, the Employee agrees that: (i) he will not voluntarily leave the employment of the Company during the term of this Agreement; and (ii) he will devote his full business time and attention to service to the Company and its subsidiaries commensurate with his position throughout the term of this Agreement (it being understood that after December 31, 1996, the Employee will not be required to be present at the Company's facilities on a full-time basis).

                     (b)  The Company and the Employee agree that prior to the

expiration of the term of this Agreement, they will enter into a consulting agreement which will: (i) have a term commencing upon the expiration of this Agreement and terminating upon the Employee's having attained the age of 65; and
(ii) provide that the Employee will perform services as a consultant to the Company in such scope and for such compensation, and subject to customary noncompetition agreements, as shall be mutually agreed upon by the Employee and the Company.

                     (c)   The Board of Directors of the Company agrees to

nominate the Employee for election to such Board at each annual meeting of shareholders during the term of this Agreement and to use its best efforts to cause the Employee to be duly elected to such Board at such shareholders' meetings.

       4. Compensation. During the term of this Agreement, and unless the Employee's employment has been earlier terminated, the Company agrees to pay the Employee as compensation for his services hereunder: (a) an annual base salary of Five Hundred Thousand Dollars ($500,000); (b) permit the Employee to participate in such long-term incentive compensation programs as the Committee may make generally available to the Company's executive employees; (c) provide for the benefit of the Employee such vacation, pension and disability benefits as are, and such coverage under life, accident, medical and dental plans as is, generally provided from time to time to the Company's executive employees; provided, however, that the Company agrees to pay the Employee's portion of the premiums for coverage under such life, accident, medical and dental plans; (d) provide a car that is owned or leased by the Company for the Employee's use, which car shall be of comparable quality to the car currently provided to the Employee by the Company; and (e) pay for the Employee's initiation and annual membership fees in a single business club located in the Richmond, Virginia, metropolitan area. The Company will not be obligated to pay the Employee an annual incentive bonus during the term of this Agreement.

       5. Supplemental Executive Retirement Plan. As of the date of this Agreement, the Company's Supplemental Executive Retirement Plan (the "SERP") will be amended or otherwise modified to provide that the Employee is entitled to a vested benefit thereunder based upon the Employee having attained age 65 and having completed 20 years of credited service, with credited monthly compensation to be based on the $500,000 annual base salary contemplated in this Agreement. In addition, upon any Change in Control of the Company, the Employee shall be entitled to receive a lump-sum payment in an amount equal to the actuarial equivalent of the benefit the Employee otherwise would be entitled to receive upon retirement under the SERP, with the amount of such lump sum payment to be calculated in accordance with Exhibit A attached hereto.

       6. Post-Employment Benefits. Unless the Employee's employment is terminated during the term of this Agreement (a) by the Company for Cause, or
(b) by the Employee (other than upon his Disability or following a Change in Control of the Company), the Company agrees to provide for the benefit of the Employee, upon the termination of the Employee's employment: (i) coverage under life insurance policies consistent with those currently provided for the benefit of the Employee through age 65; and (ii) coverage under such medical and dental plans as is generally provided from time to time to the Company's executive employees until the Employee's death (or, if the Employee is not entitled to participate in such plans under the terms thereof following the termination of his employment, then under third party arrangements that provide substantially comparable coverage); provided, however, that the Company agrees to pay the Employee's portion of the premiums for all such coverage.

       7. Severance. In the event the Employee's employment is terminated (a) by the Company during the term of this Agreement for any reason other than for Cause or upon the Employee's death or Disability, or (b) by the Company for any reason within one year after a Change in Control of the Company other than upon the Employee's death or Disability, or (c) by the Employee for any reason within one year after a Change in Control of the Company, then in each such instance the Company shall pay to the Employee, in addition to any compensation, annual incentive compensation or other incentive compensation awards theretofore earned by, or awarded to, the Employee that have not yet been paid to him, a severance benefit in the amount of Five Hundred Thousand Dollars ($500,000). Such severance benefit shall be paid to the Employee in a lump sum within sixty
(60) days of the date of such termination. The amount of such severance benefit shall not be reduced by any compensation earned by the Employee as a result of employment by another employer after the date of termination or otherwise.

       8. Change in Control/Excise Taxes. If a Change in Control occurs during the term of this Agreement and the Employee becomes liable, in any taxable year, for the payment of an excise tax under Internal Revenue Service Code ("Code")
section 4999 with respect to any payment or benefit under this Agreement or under any stock option plan or other program of the Company (including, for example, the accelerated exercisability of stock options upon a Change in Control) without regard to whether a termination of employment has occurred, the Company shall pay to the Employee (i) an amount equal to the excise tax for which the Employee is liable under Code section 4999, plus (ii) the federal, state and local income taxes, and the hospital insurance tax under Code section 3111(b), for which the Employee is liable on account of the payment described in clause (i) of this Section, together with an amount sufficient to satisfy any additional federal, state or local income taxes or hospital insurance tax for which the Employee is liable on account of the amounts received pursuant to this clause (ii). Such payment shall be made in one or more installments at times necessary to permit the Employee to make estimated tax payments with respect to the Employee's relevant taxable year and a final payment shall be made not later than 20 days after the date (or extended filing date) on which the tax return reflecting the liability for such excise tax is required to be filed with the Internal Revenue Service.

       9. Successors; Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined herein and any successor to its business and/or assets that executes and delivers the agreement provided for in this
Section 9 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

                     (b)   This Agreement shall inure to the benefit of and be

enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees of the Employee.

       10. Notice. For purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

       If to the Company:

                           Richfood Holdings, Inc.
                           8258 Richfood Road
                           P. O. Box 26967
                           Richmond, Virginia  23261
                           Attention:  President

                           with a copy to:

                           Gary E. Thompson, Esquire
                           Hunton & Williams
                           Riverfront Plaza - East Tower
                           951 E. Byrd Street
                           Richmond, Virginia 23219-4074

       If to the Employee, to his address as reflected from time-to-time in the personnel records of the Company. Either party hereto may change its address for purposes of this Section by furnishing written notice to the other party in accordance herewith, except that notices of change of address shall be effective only upon receipt.

       11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereof of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, between the parties with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

       12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

       IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf, and the Employee has duly executed this Agreement, all as of the date first above written.

                             RICHFOOD HOLDINGS, INC.

                                                     By:    /s/ John E. Stokely

                                                        -----------------------
                                                             John E. Stokely

                                  President and

                                                             Chief Operating

                                     Officer

                                                     EMPLOYEE:

                              /s/ Donald D. Bennett

                                                      -----------------------
                                DONALD D. BENNETT